SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549


                            FORM 8-K

                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934


Date of Report (date of earliest event reported):
January 19, 1995



                     PLM INTERNATIONAL, INC.
     (Exact name of registrant as specified in its charter)


                            Delaware
                 (State or other jurisdiction of
                 incorporation or organization)


     1-9670                                   94-3041257
(Commission File Number)                 (I.R.S. Employer
                                         Identification No.)

One Market
Steuart Street Tower, Suite 900
San Francisco, CA                             94015-1301
(Address of principal executive office)       (Zip code)

Registrant's telephone number, including area code:
(800) 227-0830

Item 5.  Other Materially Important Events.

PLM INTERNATIONAL ANNOUNCES ESOP TERMINATION


FOR IMMEDIATE RELEASE

SAN FRANCISCO, January 19, 1995 _ PLM International, Inc. (ASE:PLM) today announced that its Employee Stock Ownership Plan
(ESOP) and its associated $7 million annual preferred stock dividend obligation, have been terminated by the Board of Directors, effective January 18, 1995. The Board's decision was based on several factors, including the fact that PLM International was never able to freely access the funds generated by the sale of preferred stock to the ESOP due to the conditions of the ESOP financing. As part of the termination process, the Company sought and recently received from the Internal Revenue Service a favorable determination letter as to the qualified status of the ESOP.

As a result of the ESOP termination approximately 1,553,000 common shares (converted from preferred shares on a one-to-one basis) are being distributed to current PLM International employees. The remaining approximate 2,787,000 unallocated shares of preferred stock held by the ESOP trustee are being surrendered to the Company in exchange for cancellation of the remaining indebtedness on the ESOP. In addition, PLM's corresponding bank indebtedness related to the ESOP is being repaid using restricted cash collateral. As of the termination date, the principal amount of this indebtedness was approximately $43.1 million and was fully secured by restricted cash collateral. All costs and the balance sheet impact associated with the ESOP termination will be reflected in the Company's financial statements as of 1994 year end. With the ESOP termination, the Company's outstanding common stock totals approximately 11,702,000 shares. There are no longer any shares of preferred stock outstanding.

PLM International has also approved a special 30-day trading period for its directors and executive officers to acquire (but not sell) shares of the Company. The special trading period will begin on Monday, January 23, 1995 and terminate February 22, 1995. All purchases by directors and executive officers will require pre-clearance by the Company's general counsel.

PLM International President and Chief Executive Officer Robert
N. Tidball said, "The ESOP termination returns PLM International to a streamlined capital structure and eliminates the continuing negative impact the ESOP has had on Company earnings. This achievement, when viewed with the recently announced purchase of Company common stock by institutional investors, the repurchase of approximately 922,000 shares of common stock by the Company and the retirement of $8 million of high interest rate subordinated debt, combined with the substantial paydown and refinancing of our senior debt, completes our four-part plan commenced in 1994 which represents a major turning point in the history of PLM International.


"Furthermore, the previously announced new agreements entered into with American Finance Group mark the beginning of what we anticipate will be a growing trend towards consolidation as companies merge or join forces to achieve greater operational efficiencies and market presence. PLM's relatively low debt and strong cash positions have us perfectly situated for this changing environment."

PLM International is a transportation equipment leasing company specializing in the management of equipment on operating leases.
The company is also the leading sponsor of syndicated investment programs organized to invest primarily in transportation equipment.


                               ###

                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    PLM INTERNATIONAL, INC.
                                    (Registrant)



Date:  January 19, 1995             By:   /s/Stephen Peary
                                         Stephen Peary
                                         Senior Vice President
                                         and General Counsel